EXHIBIT 99.07

Ambac Financial Group, Inc.

One State Street Plaza

New York, NY 10004

212.668.0340

News Release

For Immediate Release

Investor/Media Contact: Peter R. Poillon

(212) 208-3333

ppoillon@ambac.com

Web site: www.ambac.com

AMBAC FINANCIAL GROUP, INC. ANNOUNCES

THIRD QUARTER NET INCOME OF $183.5 MILLION, UP 15%

Third Quarter Net Income Per Diluted Share of $1.65, up 14%,

Third Quarter Adjusted Gross Premiums Written(1) $273.7 million, down 3%

NEW YORK, October 20, 2004 — Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) today announced third quarter 2004 net income of $183.5 million, or $1.65 per diluted share. This represents a 15% increase from third quarter 2003 net income of $159.7 million, and a 14% increase in net income per diluted share from $1.45 per diluted share in the third quarter of 2003.

Net Income Per Diluted Share

Ambac presents net income and net income per diluted share. These measures are computed in accordance with accounting principles generally accepted in the United States of America (GAAP). However, the research analysts have not adjusted their reporting of earnings to a strictly GAAP basis. In order to assist investors in their understanding of quarterly results, Ambac provides other information.

Earnings measures reported by research analysts typically exclude net gains and losses from sales of investment securities and mark-to-market gains and losses on credit derivative contracts and derivative hedge contracts (“net security gains and losses”) and certain non-recurring items. Certain research analysts further exclude the impact of accelerated premiums earned on guaranteed obligations that have been refunded and other accelerated earnings (“accelerated earnings”). During the third quarter 2004, net security gains and losses had the effect of increasing net income by $4.4 million, $0.04 on a per diluted share basis. Accelerated earnings had the effect of increasing net income by $12.0 million, or $0.11 per diluted share for the third quarter 2004. Table I, below, provides third quarter and nine-month comparisons for the years 2004 and 2003.

Ambac Third Quarter 2004 Earnings/2

Table I

	Third Quarter			Nine Months
	2004	2003	% Change	2004	2003	% Change
Net income per diluted share	$1.65	$1.45	+ 14%	$4.84	$4.21	+ 15%
Effect of net security (gains)/losses	$(0.04)	$(0.01)	n.a.	$(0.14)	$(0.19)	n.a.
Non-recurring items(1)	$0.01	$0.00	n.a.	$0.01	$0.04	n.a.

Sub-total excluding effect of net security gains/losses and non-recurring items(2)	$1.62	$1.44	+13%	$4.71	$4.06	+16%
Effect of Accelerated earnings	$(0.11)	$(0.11)	n.a.	$(0.35)	$(0.28)	n.a.

Total excluding items	$1.51	$1.33	+14%	$4.36	$3.78	+15%

(1)	2004 amounts represents discontinued operations of Cadre Financial Services, Inc. 2003 amount represents the write off of previously deferred issuance expenses related to redeemed debentures.
(2)	Consensus earnings that are reported by earnings estimate services, such as First Call, are on this basis, which excludes net security gains and losses and non-recurring items.

Commenting on the overall results, Ambac President and Chief Executive Officer, Robert J. Genader, noted, “Despite moderate credit spread narrowing in certain sectors and increased competition, we continue to deliver acceptable top line production and attractive earnings growth with exceptional returns on equity. Importantly, Ambac continues to reinforce its trademark risk and pricing discipline with a very strong position in the marketplace. Deal closings in Europe have slowed, a market condition that we have experienced from time to time. However, we remain optimistic about the expansion of the international markets.”

Mr. Genader further commented, “While our 2005 plan is not yet complete, we expect the slower growth of earned premiums in our structured finance and international structured finance businesses to reduce the growth of net income, exclusive of net securities gains and losses and the impact of accelerated earnings, to an estimated range of 12% to 14% next year.”

Revenues

Highlights

Adjusted gross premiums written(1) in the third quarter of 2004 were $273.7 million, down 3% from the third quarter of 2003 of $282.5 million. Growth in adjusted gross premium written in U.S. structured finance and international was offset by a decline in U.S. public finance.

U.S. public finance premium production was lower than the third quarter 2003 primarily due to both the lower market issuance and the mix of the issuance. During the current quarter, fewer of the large, structured municipal transactions that Ambac targets came to market. Additionally, the comparison was impacted by a very large structured municipal transaction that closed in the prior year. Transactions guaranteed during the quarter included strong writings in the tax-backed,

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Ambac Third Quarter 2004 Earnings/3

housing, utility and health care sectors of the market. U.S. structured finance continues to transact business in a wide spectrum of asset classes with the strongest activity in the consumer asset-backed securities sector. International finance writings were higher than the comparable prior period with strong writings in the utilities sector.

Adjusted gross premiums written for the nine months of 2004 of $943.6 million were 11% lower than adjusted gross premiums written of $1,060.0 million in the same period of 2003.

Table II, below, provides third quarter and nine-month comparisons of adjusted gross premiums written, by market sector, for the years 2004 and 2003.

Table II

Adjusted Gross Premiums Written

$-millions	Third Quarter			Nine Months
	2004	2003	% Change	2004	2003	% Change
Public Finance	$105.9	$157.7	- 33%	$440.5	$453.2	- 3%
Structured Finance	123.5	96.7	+ 28%	290.3	364.2	- 20%
International	44.3	28.1	+ 58%	212.8	242.6	- 12%

Total	$273.7	$282.5	- 3%	$943.6	$1,060.0	- 11%

•	Net premiums written in the third quarter of 2004 of $191.9 million were 27% lower than net premiums written of $262.9 million in the same period of 2003, primarily due to the decline in business written in public finance during the quarter. Gross premiums written in the third quarter of 2004 and 2003 were reduced by $18.6 million and $17.5 million, respectively, in ceded premiums. Ceded premiums as a percentage of gross premiums written were 8.9% and 6.2% for the third quarter of 2004 and 2003, respectively.

Net premiums written for the nine months of 2004 of $763.6 million were 1% lower than net premiums written of $772.6 million in the same period of 2003. Gross premiums written for the nine months of 2004 and 2003 were reduced by $36.6 million and $90.9 million, respectively, in ceded premiums. Ceded premiums written in the second quarter of 2004 included the collection of $64.8 million in return premiums from the cancellation of certain reinsurance contracts, as discussed in detail last quarter. Excluding the return premiums, ceded premiums for the nine months of 2004 increased by 12% to $101.4 million during the period.

•	Net premiums earned and other credit enhancement fees for the third quarter of 2004 were $195.3 million, which represented a 14% increase from the $171.6 million earned in the third quarter of 2003. Net premiums earned increased for all market segments.

Public finance continues to exhibit a strong growth trend as its earned premium, before accelerations, grew 18%. Ambac’s focus on higher value-added structured municipal transactions, combined with diligent management of risk limit capacity has resulted in improved returns and strong earned premiums growth in public finance, our most mature segment.

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Ambac Third Quarter 2004 Earnings/4

Structured finance earned premium and other credit enhancement fees grew 11%. The rate of growth in structured finance has been adversely impacted by mortgage-backed and home equity securitizations. This asset class had experienced significant growth in recent years fueled by heavy issuance and strong demand for insurance, making year-to-year comparisons more difficult. Although the low interest rate environment has continued to drive strong issuance in the mortgage-backed and home equity sector, it has also caused an increased level of prepayments in our existing book of business. Additionally, competition from the market in the form of senior/subordination structures and from other financial guarantors has intensified. Those factors have combined to reduce the growth rate in this asset class. Ambac guaranteed several attractive mortgage-backed and home equity securitizations during the quarter, but it is too early to determine if the recent positive trend will continue.

International earned premiums and other credit enhancement fees grew 20%. The rate of growth remains strong, however it is lower than the prior year. The decline is driven by reduced pooled debt obligations business. New business generation in this asset class has slowed as spreads have narrowed to the point where returns are generally not attractive. Pooled debt obligations had been one of our fastest growing asset classes in the international segment in recent years, making year-to-year comparisons more difficult.

Mortgage-backed and home equity securitizations and pooled debt obligations exposures have relatively short average lives. Accordingly, the earnings from these types of exposures are recognized over their short lives and may bring some volatility to the earned premium growth rate. A significant portion of the recent premium writings in public finance and for certain bond types within structured finance and international are for longer-term transactions. While the earned premium impact from such long-term writings is not as immediate as the mortgage-backed or pooled debt obligations, they do contribute to stability in Ambac’s earned premium stream over the long term.

Net premiums earned include accelerated premiums, which result from refundings, calls and other accelerations recognized during the quarter. Accelerated premiums were $21.0 million in the third quarter of 2004 (which had a net income per diluted share effect of $0.11), flat to $20.8 million ($0.11 per diluted share) in accelerated premiums in the third quarter of 2003.

Net premiums earned and other credit enhancement fees for the nine months of 2004 were $573.6 million, which represented a 19% increase from the $481.0 million earned in the nine months of 2003. Accelerated premiums were $69.2 million for the nine months of 2004 (which had a net income per diluted share effect of $0.35), up 28% from $54.0 million ($0.28 per diluted share) in accelerated premiums for the comparable period of 2003. Accelerated premiums in 2004 include the impact of the reinsurance cancellations of approximately $7.0 million ($0.04 per diluted share), as discussed in detail last quarter.

A breakdown of net premiums earned and other credit enhancement fees by market sector are included below in Table III. Normal net premiums earned exclude accelerated premiums that result from refundings, calls and other accelerations.

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Ambac Third Quarter 2004 Earnings/5

Table III

Net Premiums Earned and Other Credit Enhancement Fees

$-millions	Third Quarter			Nine Months
	2004	2003	% Change	2004	2003	% Change
Public Finance	$53.5	$45.3	+ 18%	$153.3	$128.9	+ 19%

Structured Finance	70.2	63.3	+ 11%	203.4	175.8	+ 16%

International	50.6	42.2	+ 20%	147.7	122.3	+ 21%

Total Normal Premiums/Fees	174.3	150.8	+ 16%	504.4	427.0	+ 18%

Accelerated Premiums	21.0	20.8	+ 1%	69.2	54.0	+ 28%

Total	$195.3	$171.6	+ 14%	$573.6	$481.0	+ 19%

•	Net investment income for the third quarter of 2004 was $89.6 million, representing an increase of 11% from $80.9 million in the comparable period of 2003. This increase was due primarily to the growth in the investment portfolio driven by ongoing collection of financial guarantee premiums and the $125 million capital contribution from Ambac Financial Group, Inc. to Ambac Assurance in December 2003.

Net investment income for the nine months of 2004 was $264.4 million, representing an increase of 11% from $237.4 million in the comparable period of 2003, primarily as a result of the reasons provided above.

•	Financial services revenues, which is composed of gross interest income less gross interest expense from investment and payment agreements plus revenue from derivative products and excludes net realized investment gains and losses, were $17.2 million in the third quarter of 2004, compared to $18.6 million in revenues for the third quarter of 2003. Net investment and payment agreement revenues increased $5.4 million from the prior period on improved interest spreads. Net interest rate spreads in the prior period were adversely impacted by low interest rates. Derivative products revenue declined $6.8 million from the prior period. The decrease was due primarily to an attractive swap transacted in the third quarter 2003 and a positive $4.8 million mark-to-market adjustment in the third quarter 2003.

•	Financial services revenues were $47.0 million in the nine months of 2004, compared to $25.5 million of revenues in the nine months of 2003. Net investment and payment agreement revenues increased $9.2 million from the prior period on improved interest spreads. Derivative products revenue increased $12.3 million from the prior period. The increase was due primarily to the increased swap activity in the current year and net negative mark-to-market adjustments of approximately $7.2 million recorded in the comparable prior period related to the ratio of tax-exempt interest rates to taxable interest rates.

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Ambac Third Quarter 2004 Earnings/6

Expenses

Highlights

•	Financial guarantee expenses of $44.6 million for the third quarter of 2004 increased by 12% over the $39.7 million of expenses for the same quarter of 2003 primarily due to additions to the loss provision and higher compensation expense. The loss provision increased from $15.9 million in the third quarter of 2003, to $17.7 million in the third quarter of 2004, reflecting credit migration on certain exposures in the financial guarantee portfolio. The increased compensation expense is reflective of the global opportunities as we continue to expand our resources to meet demand for our product.

Financial guarantee expenses of $136.1 million for the nine months of 2004 increased by 31% over the $103.6 million of expenses for the same period of 2003 primarily due to additions to the loss provision, higher compensation expense and the impact on net reinsurance commissions in connection with the cancellation of reinsurance in the second quarter, as discussed in detail last quarter.

•	Financial services other expenses, which represent the actual operating expenses for the segment, amounted to $3.3 million for the third quarter of 2004, down 3% from $3.4 million for the third quarter of 2003.

•	Financial services expenses for the nine months of 2004 of $10.4 million increased by 17% from $8.9 million in expenses for the nine months of 2003 primarily due to increased business activity in the derivative products business.

Other Items

•	Total net securities gains/(losses) for the third quarter of 2004 were $6.2 million, or $0.04 per diluted share, consisting of net realized gains on investment securities of $6.5 million and net mark-to-market losses on credit derivatives of ($0.3) million. For the third quarter of 2003, net securities gains/(losses) were $1.8 million, or $0.01 per diluted share, consisting of net realized gains on investment securities of $5.9 million and net mark-to-market losses on credit derivatives of ($4.1) million.

Total net securities gains/(losses) for the nine months of 2004 were $24.0 million, or $0.14 per diluted share, consisting of net realized gains on investment securities of $27.6 million, mark-to-market gains on credit derivatives of $9.9 million and net mark-to-market losses on derivative hedge contracts of ($13.5) million. The losses on derivative hedge contracts relate almost entirely to a mark-to-market adjustment on interest rate hedge contracts in Ambac’s medium-term note funding conduit recorded in the first quarter of 2004. The results from the medium-term note funding conduit are included in “Other (loss)/income” in the Consolidated Statements of Operations. For the nine months of 2003 net gains were $32.1 million, consisting of net realized gains on investment securities of $37.5 million, mark-to-market losses on credit derivatives of ($6.2) million and net mark-to-market gains on derivative hedge contracts of $0.8 million.

•	Interest expense for the third quarter of 2004 was $13.7 million, flat to the third quarter of 2003.

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Ambac Third Quarter 2004 Earnings/7

Balance Sheet

Highlights

•	Total assets as of September 30, 2004 were $16.99 billion, up 1% from total assets of $16.75 billion at December 31, 2003. This increase was due primarily to cash generated from business written during the period. As of September 30, 2004, stockholders’ equity was $4.81 billion, a 13% increase from year-end 2003 stockholders’ equity of $4.25 billion. The increase stemmed primarily from net income during the period.

Cash Dividend Declared

At its October 2004 Board meeting, the Board of Directors of Ambac Financial Group, Inc. approved the regular quarterly cash dividend of $0.125 per share of common stock. The dividend is payable on December 1, 2004 to stockholders of record on November 10, 2004.

Forward-Looking Statements

This release, in particular the President and Chief Executive Officer’s remarks, contains statements about our future results that may be considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. We caution you that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are (1) changes in the economic, credit, or interest rate environment in the United States and abroad; (2) the level of activity within the national and worldwide debt markets; (3) competitive conditions and pricing levels; (4) legislative and regulatory developments; (5) changes in tax laws; (6) the policies and actions of the United States and other governments; and (7) other risks and uncertainties that have not been identified at this time. We undertake no obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved, except as required by law.

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Ambac Third Quarter 2004 Earnings/8

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Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a leading guarantor of public finance and structured finance obligations, has earned triple-A ratings, the highest ratings available from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, Fitch, Inc. and Rating and Investment Information, Inc. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).

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Footnotes

(1)	Adjusted gross premiums written, which is not promulgated under GAAP, is used by management, equity analysts and investors as an indication of new business production in the period. Adjusted gross premiums written, which Ambac reports as analytical data, are defined as gross (direct and assumed) up-front premiums written plus the present value of estimated installment premiums written on insurance policies, structured credit derivatives and other credit enhancement products issued in the period. The definition of adjusted gross premiums written used by Ambac may differ from definitions of adjusted gross premiums written used by other public holding companies of financial guarantors. The following table reconciles adjusted gross premiums written to gross premiums written calculated in accordance with GAAP:

$-millions	Third Quarter		Nine Months
	2004	2003	2004	2003
Adjusted gross premiums written	$274	$282	$944	$1,060

Present value of estimated installment premiums written on insurance policies and structured credit derivatives issued in the period	(180)	(99)	(495)	(491)

Gross up-front premiums written	$94	$183	$449	$569

Gross installment premiums written on insurance policies	117	97	351	295

Gross premiums written	$211	$280	$800	$864

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Ambac Financial Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

For the Three and Nine Months Ended September 30, 2004 and 2003

(Dollars in Thousands Except Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
Financial Guarantee:
Gross premiums written	$210,587	$280,330	$800,217	$863,554
Ceded premiums written	(18,649)	(17,451)	(36,586)	(90,932)

Net premiums written	$191,938	$262,879	$763,631	$772,622

Net premiums earned	$183,499	$159,626	$538,527	$446,370
Other credit enhancement fees	11,839	11,936	35,084	34,594

Net premiums earned and other credit enhancement fees	195,338	171,562	573,611	480,964
Net investment income	89,593	80,890	264,378	237,377
Net realized investment gains	7,358	7,037	22,523	33,757
Net mark-to-market (losses) gains on credit derivative contracts	(330)	(4,053)	9,888	(6,227)
Variable interest entity	861	—	2,761	—
Other income (loss)	799	949	(10,065)	3,705
Financial Services:
Interest from investment and payment agreements	48,452	47,227	146,542	161,699
Derivative products	10,452	17,251	25,570	13,254
Net realized investment (losses) gains	(830)	(1,161)	5,013	3,788
Net mark-to-market gains on derivative hedge contracts	22	11	126	739
Corporate:
Net investment income	416	1,977	1,172	5,016
Net realized investment gains	—	—	18	—

Total revenues	352,131	321,690	1,041,537	934,072

Expenses:
Financial Guarantee:
Loss and loss expenses	17,700	15,900	52,700	36,600
Underwriting and operating expenses	26,157	23,795	81,057	66,974
Variable interest entity	739	—	2,344	—
Financial Services:
Interest from investment and payment agreements	41,736	45,890	125,106	149,482
Other expenses	3,349	3,350	10,425	8,864
Interest	13,722	13,750	40,808	40,741
Corporate	2,678	1,938	7,468	12,438

Total expenses	106,081	104,623	319,908	315,099

Income before income taxes	246,050	217,067	721,629	618,973
Provision for income taxes	61,632	56,986	184,560	158,073

Income from continuing operations	184,418	160,081	537,069	460,900

Discontinued operations:
Loss from discontinued operations	(799)	(686)	(1,349)	(1,229)
Income tax expense (benefit)	160	(274)	(60)	(492)

Net loss from discontinued operations	(959)	(412)	(1,289)	(737)

Net income	$183,459	$159,669	$535,780	$460,163

Earnings per share:
Income from continuing operations	$1.70	$1.50	$4.96	$4.33

Discontinued operations	$(0.01)	$0.00	$(0.01)	$(0.01)

Net income	$1.69	$1.50	$4.95	$4.32

Earnings per diluted share:

Income from continuing operations	$1.66	$1.45	$4.85	$4.22

Discontinued operations	$(0.01)	$0.00	$(0.01)	$(0.01)

Net income	$1.65	$1.45	$4.84	$4.21

Weighted average number of common shares outstanding:

Basic	108,544,553	106,779,009	108,242,148	106,418,669

Diluted	111,107,367	109,944,141	110,777,264	109,280,533

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

September 30, 2004 and December 31, 2003

(Dollars in Thousands Except Share Data)

	September 30, 2004	December 31, 2003
	(unaudited)
Assets

Investments:
Fixed income securities, at fair value (amortized cost of $13,063,997 in 2004 and $12,592,398 in 2003)	$13,530,312	$13,049,219
Fixed income securities pledged as collateral, at fair value (amortized cost of $519,902 in 2004 and $662,046 in 2003)	518,053	661,422
Short-term investments, at cost (approximates fair value)	176,705	250,382
Other, at fair value (cost of $4,233 in 2004 and $4,528 in 2003)	4,453	4,417

Total investments	14,229,523	13,965,440

Cash	25,838	24,539
Securities purchased under agreements to resell	62,000	54,015
Receivable for securities sold	173,973	4,425
Investment income due and accrued	143,930	159,680
Reinsurance recoverable on paid and unpaid losses	1,773	3,030
Prepaid reinsurance	286,201	325,461
Deferred acquisition costs	194,186	175,296
Loans	676,690	837,981
Derivative product assets	1,128,726	1,146,408
Other assets	69,577	51,039

Total assets	$16,992,417	$16,747,314

Liabilities and Stockholders’ Equity

Liabilities:
Unearned premiums	$2,731,657	$2,545,490
Loss and loss expense reserves	229,586	189,414
Ceded reinsurance balances payable	4,325	15,383
Obligations under investment and payment agreements	6,447,476	6,734,910
Obligations under investment repurchase agreements	295,816	530,644
Securities sold under agreement to repurchase	159,200	225,500
Deferred income taxes	192,482	171,058
Current income taxes	33,917	43,176
Debentures	791,823	791,775
Accrued interest payable	59,932	74,235
Derivative product liabilities	932,317	946,178
Other liabilities	225,158	222,163
Payable for securities purchased	79,890	2,830

Total liabilities	12,183,579	12,492,756

Stockholders’ equity:
Preferred stock	—	—
Common stock	1,088	1,073
Additional paid-in capital	672,411	606,468
Accumulated other comprehensive income	285,192	266,919
Retained earnings	3,860,248	3,380,098
Common stock held in treasury at cost	(10,101)	—

Total stockholders’ equity	4,808,838	4,254,558

Total liabilities and stockholders’ equity	$16,992,417	$16,747,314

Number of shares outstanding (net of treasury shares)	108,647,677	107,144,148

Book value per share	$44.26	$39.71

Ambac Financial Group, Inc. and Subsidiaries

Supplemental Analytical Data: Components of Adjusted Book Value Per Share (1)

September 30, 2004 and December 31, 2003

	September 30, 2004	December 31, 2003

Book value	$44.26	$39.71
After-tax value of:
Net unearned premium reserve less deferred acquisition costs	13.47	12.41
Present value of future installment premiums	10.51	9.44
Unrealized loss on investment agreement liabilities	(0.63)	(0.29)

Adjusted book value	$67.61	$61.27

(1)	Adjusted book value (ABV), which is not promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP), is used by management, equity analysts and investors as a measurement of the Company’s intrinsic value with no benefit given for ongoing business activity. Management derives ABV by beginning with stockholders’ equity (book value) and adding or subtracting the after-tax value of: the net unearned premium reserve; deferred acquisition costs; the present value of estimated net future installment premiums; and the unrealized gain or loss on investment agreement liabilities. These adjustments will not be realized until future periods and may differ materially from the amounts used in determining ABV. The definition of ABV used by the Company may differ from definitions of ABV used by other public holding companies of financial guarantee insurers.

Ambac Assurance Corporation

Statutory Accounting, Financial and Capital Information (1)

September 30, 2004 and December 31, 2003

(Dollars in Thousands, Except Ratios)

	September 30, 2004	December 31, 2003
Capital and Claim-Paying Resources:
Contingency reserve	$1,995,578	$1,786,316
Capital and surplus	3,058,683	2,739,675

Qualified statutory capital	5,054,261	4,525,991
Unearned premiums	2,918,244	2,649,273
Losses and loss adjustment expenses	65,220	54,698

Policyholders’ reserves	8,037,725	7,229,962
Third party capital support (2)	800,000	800,000
Present value of future installment premiums	1,756,201	1,555,611

Total claims paying resources	$10,593,926	$9,585,573

Net financial guarantees in force	$658,988,577	$625,563,637
Capital ratio (3)	130:1	138:1
Financial resources ratio (4)	62:1	65:1

(1)	Information for Ambac Assurance Corporation, Connie Lee Insurance Company and Ambac Assurance UK Limited are combined for purposes of this schedule.
(2)	Third party capital support represents pre-funded capital which provides for the unconditional ability to issue up to $800 million of preferred stock to high quality asset-backed investment vehicles.
(3)	Capital ratio is net financial guarantees in force divided by qualified statutory capital.
(4)	Financial resources ratio is net financial guarantees in force divided by total claims paying resources.

Ambac Assurance Corporation and Subsidiaries

Capitalization Table - GAAP

September 30, 2004 and December 31, 2003

(Dollars in Millions)

The following table sets forth Ambac Assurance’s consolidated capitalization as of September 30, 2004 and December 31, 2003, respectively, on the basis of accounting principles generally accepted in the United States of America.

	September 30, 2004	December 31, 2003
	(unaudited)
Unearned premiums	$2,736	$2,553
Notes payable to affiliate	13	84
Other liabilities	2,167	2,197

Total liabilities	4,916	4,834

Stockholder’s equity:
Common stock	82	82
Additional paid-in capital	1,179	1,144
Accumulated other comprehensive income	234	243
Retained earnings	3,921	3,430

Total stockholder’s equity	5,416	4,899

Total liabilities and stockholder’s equity	$10,332	$9,733